Exhibit 99.1

For Immediate Release

OncoMed Pharmaceuticals Appoints Perry Karsen to Board of Directors

REDWOOD CITY, Calif., January 6, 2016 – OncoMed Pharmaceuticals, Inc., (NASDAQ: OMED), a clinical-stage company developing novel anti-cancer stem cell and immuno-oncology therapeutics, today announced the appointment of Perry Karsen to the company’s Board of Directors. Mr. Karsen brings greater than 30 years of pharmaceutical and biotechnology industry experience to OncoMed’s Board. He recently retired from his role as Chief Executive Officer of Celgene Cellular Therapeutics and has held senior leadership positions within Celgene since 2004.

“Perry brings a wealth of relevant operating experience to the OncoMed Board. He is very familiar with our business and understands our priorities: placing value on discovery research and innovative clinical development for our large pipeline of anti-cancer stem cell and immuno-oncology therapeutics, and working closely and collaboratively with partners to advance programs,” said Paul J. Hastings, OncoMed’s Chairman and Chief Executive Officer. “His experience will further strengthen our Board and we look forward to his perspective.”

“It’s been my privilege and pleasure to get to know OncoMed over the last several years through the relationship with Celgene. OncoMed is a remarkable company making significant strides in the discovery and development of promising anti-cancer stem cell and immuno-oncology therapeutics,” said Mr. Karsen. “This is an exciting time to join the Board, as OncoMed’s most advanced anti-cancer stem cell antibodies complete randomized Phase 2 clinical trials and partnership opt-in decisions occur. Additionally, internally discovered, wholly owned and partnered, novel immuno-oncology candidates are advancing into the clinic. I look forward to collaborating with the Board and management to continue to advance OncoMed therapeutics to patients and contribute to the company’s future achievements.”

Perry Karsen was the Chief Executive Officer of Celgene Cellular Therapeutics from May, 2013 until his retirement from Celgene Corporation at the end of 2015. Mr. Karsen held the position of Executive Vice President and Chief Operations Officer at Celgene Corporation from July, 2010 to May, 2013 and he served as Senior Vice President and Head of Worldwide Business Development at Celgene and President of Asia/Pacific Region, from May, 2004 until February, 2009. Mr. Karsen was the President and Chief Executive Officer of Pearl Therapeutics, a privately held biotechnology company subsequently acquired by AstraZeneca, from February, 2009 until July, 2010. In addition, Mr. Karsen held executive positions at Human Genome Sciences, Bristol-Myers Squibb, Genentech and Abbott Laboratories earlier in his career. He also was a General Partner at Pequot Ventures from 2000-2003 focusing on investments in biotechnology and medical devices.

Mr. Karsen currently serves on the Board of Directors of Agios Pharmaceuticals, Alliqua Biomedical and Voyager Therapeutics, as well as The Gladstone Foundation and The Sonoma Land Trust. He is a past member of the Board of Directors and the Executive Committee of the Biotechnology Industry Organization (BIO) and the Board of Directors of the Alliance for Regenerative Medicine (ARM). Mr. Karsen received a B.S. in Biological Sciences from the University of Illinois, Urbana, a Master of Arts in Teaching Biology from Duke University, and an MBA from the Kellogg School of Management at Northwestern University.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics. OncoMed has seven anti-cancer product candidates in clinical development, including demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), ipafricept (FZD8-Fc, OMP-54F28), and anti-RSPO3 (OMP-131R10), which each target key cancer stem cell signaling pathways including Notch, Wnt and R-spondin-LGR. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK). OncoMed is advancing its wholly owned GITRL-Fc and an undisclosed immuno-oncology program that is part of OncoMed’s collaboration with Celgene toward clinical trials in the 2016-2017 timeframe.

OncoMed Pharmaceuticals Appoints Perry Karsen to Board of Directors

Please see the company’s website at www.oncomed.com for additional information.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the advancement and growth of OncoMed’s research and development pipeline, including completion of its Phase 2 clinical trials and advancement of its immuno-oncology candidates into the clinic. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to discover, develop and commercialize additional product candidates; and OncoMed’s dependence on its Chairman and Chief Executive Officer, its Chief Scientific Officer, its Chief Medical Officer and other key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (SEC) on March 12, 2015, OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 7, 2015, OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the SEC on August 10, 2015, and OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, filed with the SEC on November 5, 2015.

Contact:

Media & Investors OncoMed Pharmaceuticals Michelle Corral Senior Director, Investor Relations and Corporate Communications michelle.corral@oncomed.com (650) 995-8373	Investors Shari Annes Annes Associates shari.annes@oncomed.com (650) 888-0902